Exhibit 99.2

RANDGOLD RESOURCES LIMITED

Incorporated in Jersey, Channel Islands

Reg. No. 62686

LSE Trading Symbol: RRS

Nasdaq Trading Symbol: GOLD

GOUNKOTO CONVENTION MARKS NEW MILESTONE IN PARTNERSHIP WITH MALI

Bamako, Mali, 21 March 2012 – The convention for Randgold Resources’ new Gounkoto mine in Mali was today signed here by Malian Minister of Mines Amadou Cisse and Randgold chief executive Mark Bristow.

Discovered in 2009, the 5.5 million ounce Gounkoto deposit began production in June 2011. It lay within Randgold’s Loulo concession, which also hosts the company’s flagship Loulo complex, and the ore from Gounkoto is toll treated at the Loulo plant, some 25 kilometres away. It was nevertheless agreed that the size of the Gounkoto deposit merited a standalone operation with its own fiscal regime and exploitation permit, as defined by the new convention and a separate company, Gounkoto SA, has been established to exploit the deposit. It is owned in the same proportions as Loulo, with Randgold holding 80% and the State of Mali 20%, and Randgold has funded the capital development cost of more than US$100 million.

“Both partners gain from the establishment of Gounkoto as a separate corporate entity. The State of Mali will be entitled to a preferential dividend while Randgold will enjoy an initial corporate tax exoneration of two years with an opportunity to extend this to five years in the event of further investment, like an underground mine,” Bristow said.

He noted that the Gounkoto convention was the latest milestone in the long and mutually beneficial partnership between the State of Mali and Randgold.

“This relationship dates back to 1996 when we acquired BHP Mali and with it our first mine in the shape of Syama. This was followed in 2000 with the commissioning of Morila, which not only provided the foundation on which Randgold was built but established Mali as a major gold-producing region. Then came Loulo, which is still growing, followed by Gounkoto, which together form a long-life, world-class gold mining operation,” he said.

“We bought Syama and developed Morila at a time when the gold price was at an all-time low and foreign investors were loath to look at West Africa. Thanks to our long term vision and strategy, and our confidence in the prospectivity and stability of Mali, the investments we made at that time are now producing handsome returns for all our stakeholders.”

Bristow pointed out that Randgold had over the years invested more than US$1 billion in Mali and had paid out a similar amount to the country’s government in the form of taxes, royalties and dividends. The company had created jobs for some 6 000 people and opened up economic opportunities for many more. “And we have by no means reached the limit of our ambitions here: our exploration teams are still out in the field, hunting for more world-class deposits.”

RANDGOLD RESOURCES ENQUIRIES:

Chief Executive Mark Bristow +44 788 071 1386 +223 66 75 01 22	Financial Director Graham Shuttleworth +44 1534 735 333 +44 779 771 1338	Group regional manager West Africa Mahamadou Samaké +223 66 75 61 36 +223 20 20 16 94	Investor & Media Relations Kathy du Plessis +44 20 7557 7738 randgoldresources@dpapr.com

Website: www.randgoldresources.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of Section 27A of the US Securities Act of 1933 and Section 21E of the US Securities Exchange Act of 1934, and applicable Canadian securities legislation. Forward-looking statements include, but are not limited to, statements with respect to the future price of gold, the estimation of mineral reserves and resources, the realisation of mineral reserve estimates, the timing and amount of estimated future production, costs of production, reserve determination and reserve conversion rates. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as ‘will’, ‘plans’, ‘expects’ or ‘does not expect’, ‘is expected’, ‘budget’, ‘scheduled’, ‘estimates’, ‘forecasts’, ‘intends’, ‘anticipates’ or ‘does not anticipate’, or ‘believes’, or variations of such words and phrases or state that certain actions, events or results ‘may’, ‘could’, ‘would’, ‘might’ or ‘will be taken’, ‘occur’ or ‘be achieved’. Assumptions upon which such forward-looking statements are based are in turn based on factors and events that are not within the control of Randgold and there is no assurance they will prove to be correct. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Randgold to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: risks related to the integration of Randgold and Moto, risks related to mining operations, including political risks and instability and risks related to international operations, actual results of current exploration activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, as well as those factors discussed in the section entitled ‘Risk Factors’ in Randgold’s annual report on Form 20-F for the year ended 31 December 2010 which was filed with the US Securities and Exchange Commission (the ‘SEC’) on 31 March 2011. Although Randgold has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Randgold does not undertake to update any forward-looking statements herein, except in accordance with applicable securities laws. CAUTIONARY NOTE TO US INVESTORS: The SEC permits companies, in their filings with the SEC, to disclose only proven and probable ore reserves. We use certain terms in this release, such as ‘resources’, that the SEC does not recognise and strictly prohibits us from including in our filings with the SEC. Investors are cautioned not to assume that all or any parts of our resources will ever be converted into reserves which qualify as ‘proven and probable reserves’ for the purposes of the SEC’s Industry Guide number 7.